Confidential	Page 1

Confidential Treatment Request
[ * ] indicates information that has
been omitted pursuant to a
confidential treatment request and
this information has been filed under
separate cover with the Commission

DATED OCTOBER31, 2005

(1) COBRA BIO-MANUFACTURING PLC

(2) ADVAXIS INC

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STRATEGIC COLLABORATION AND LONG TERM VACCINE SUPPLY AGREEMENT
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Confidential	Page 2

THIS AGREEMENT is made the  31 day of  October 2005

BETWEEN

(1)
COBRA BIOLOGICS Ltd (a wholly owned subsidiary of Cobra Biomanufacturing Plc) whose principal place of business is at Stephenson Building, The Science Park, University of Keele, Keele, Staffordshire, ST5 5SP (“Cobra”); and

(2)	ADVAXIS INC whose principal place of business is 212 Carnegie Center Suite 206, Princeton, NJ 08540 USA (“Advaxis”).

BACKGROUND

(A)
The parties have agreed to enter an agreement for Cobra to manufacture and supply products in the field of live or dead wild type attenuated or recombinant Listeria based vaccines for use in cancer and other indications to Advaxis and for Advaxis and/or its affiliates to undertake clinical trials and commercial sales in respect of such vaccines.

(B)
The parties have agreed that Cobra will have the right of first refusal to manufacture and supply Clinical Product and Bulk Product (as defined hereinafter) for use in the program of research and development, clinical trials and commercial exploitation. If Cobra is unwilling, or unable to supply and manufacture either Clinical Product or Bulk Product under the terms herein, Cobra will transfer the necessary Vaccine Process (as defined hereinafter) to enable a third party to manufacture and supply any part of the Clinical Product and/or Bulk Product to Advaxis. The parties have further agreed that Cobra shall not supply, provide or manufacture the Bulk Product to or for any third party.

(C)
In exchange for the rights granted in (B) above Cobra will provide Advaxis a discount on the cost of the manufacture and supply by Cobra of all Clinical Product required by Advaxis for clinical trial purposes. For the avoidance of doubt, this provision is not applicable to the supply of Bulk Product to Advaxis for commercial sale.

(D)	The parties have agreed that Advaxis will have care and conduct of the exploitation of the Programme Deliverable (as defined below).

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IT IS AGREED as follows:

1	Definitions

1.1	In this Agreement the following words have the following meanings:

“Advaxis IP”
means any and all existing and/or future Intellectual Property Rights in the Programme Deliverable, Vaccine Process and the existing Intellectual Property Rights set out in Schedule 2 but excluding any Cobra Know How;

Drug Product	Programme Deliverable

“Bulk Drug Substance ”	means any bulk quantities of Drug Substance required by Advaxis for the commercial exploitation of the Programme Deliverable;
“Bulk Product”	means any and all Bulk Drug Substance, Drug Product and/or Programme Deliverable supplied by Cobra to Advaxis under this Agreement for commercial use;
“Clinical Product”	means the Programme Deliverable which is to be used in the development phase of the Programme and/or the Clinical Trials;

“Clinical Trials”
means FDA Phase I, II and III clinical trials, or corresponding regulatory trials in another jurisdiction to be undertaken by Advaxis (if commercially viable) to test the safety and/or efficacy of the Programme Deliverable;

“Cobra Know How”
means any of the Know How of Cobra and Intellectual Property Rights of Cobra in the same which can be demonstrated to have been in existence before this agreement and any preceeding agreements with Advaxis came into force.

“Cobra Terms and Conditions”	means the standard terms and conditions of Cobra from time to time, the current version of which is set out in Schedule 3;
“Confidential Information”
means in relation to each party, any information about the other party’s business and/or given by one party to the other party and/or generated by one party from the other party’s Confidential Information, including but not limited to any information relating to the other party’s Intellectual Property Rights and/or Know How;

“Cost”
means the actual and direct aggregate costs and/or expenses (with no non-program related overhead) associated with the production of Bulk Product based on the cost of raw materials plus the cost of project specific equipment plus direct costs of labour plus the Facility Occupancy Charge, or in the absence of agreement, as determined in accordance with section 21;

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“Discount”
means the discount granted by Cobra to Advaxis based on total sales by Cobra of the Clinical Product to Advaxis for [ * ] as detailed in Schedule 1. Any Discount will be applied to orders placed by Advaxis for the Clinical Product in the following [ * ];

“Drug Substance”	means the active component of the Drug Product as defined in the “Field”.
“Drug Product”	means any quantities of the formulated dosage form incorporating a defined quanitity of the “Drug Substance”required by Advaxis for the commercial exploitation of the vaccine;

“Exploit”
means any use, research, development, manufacture, production, distribution, sale, marketing, licensing, assignment and/or import and the term “exploitation” and “exploited” shall be interpreted accordingly;

“Facility Occupancy Charge”	means the cost of running that part of the production line used to produce the Bulk Product to be supplied by Cobra under this Agreement as calculated in accordance with Schedule 4;
“Field”	means in the field of live or dead cell based wild type or attenuated or recombinant Listeria vaccine(s) with a therapeutic and/or preventative effect;
“First Commercial Sale”
shall mean, in respect of any Resale Products, the first sale by Advaxis on a commercial basis in an arm's length transaction of any Resale Products for use in a country where the governing health regulatory authority of such country has granted regulatory approval of such Resale Products (to the extent such regulatory approval is required in such country). Any Drug Product, Drug Substance and/or Programme Deliverable distributed or used for clinical trial purposes shall not be considered sold, marketed or made publicly available for sale and shall not constitute first commercial sale;

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“Force Majeure”
means any event outside the reasonable control of either party affecting its ability to perform any of its obligations (other than payment) under this Agreement including act of God, fire, flood, lightning, war, revolution, act of terrorism, riot or civil commotion, strikes, lock-outs or other industrial action, whether of the affected party’s own employees or others, failure of supplies of power, fuel, transport, equipment, raw materials or other goods or services;

“Increased Order Level”	means any material increase required in the output levels of Bulk Product for commercial exploitation of the Programme Deliverable;

“Initial Order Level”	means the initial output levels required of Bulk Product for commercial exploitation ;
“Intellectual Property Rights”
means all know how, inventions, conceptions, patents, methods, materials, compositions, formulations, isomers, metabolites, processes, any copyright, trade marks, design rights and any other intellectual property rights and/or industrial property rights (whether registered or unregistered) anywhere in the world and (a) any applications for the protection of any intellectual property rights; (b) any and all corresponding foreign intellectual property rights and applications; (c) provisionals, substitutions, divisionals, reexaminations, reissues, renewals, extensions, term restorations, continuations, continuations-in-part, substitute applications and inventors’ certificates, arising from, or based upon, any of such intellectual property rights, and (d) intellectual property rights issuing from any such patent applications;

“Know-How”
means any and all data, know-how, methods, process, or experience (whether patentable or not) including but not limited to manufacturing and/or production techniques, operating instructions, raw material, intermediate material, specifications, formulations, and any other technical and commercial information relating to the research, development, testing, manufacture and/or production of the Clinical Product, Bulk Product and/or the Programme Deliverable; ;

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“Manufacture Specifications”	means the agreed specification for the manufacture of the Clinical Product and/or the Bulk Product as set forth in the Programme;
“Mark Up”	means the mark up to be applied to the Cost in relation to production of Bulk Product being the greater of [ * ] or [ * ];

“Net Sales”
means in relation to any Resale Products :

(a) where the Resale Products are sold on arm’s length terms, the amount received by Advaxis less:

(i)  taxes, any value added tax or other sales tax duties or other governmental tariffs (other than income taxes) and,
(ii) any packing, freight, warehousing, carriage and insurance charges,
(iii) trade discounts, credits or allowances,
(iv) credits or allowances additionally granted upon returns, rejections or recalls, and
(v) government mandated rebates.

(b) where the Resale Products are not sold on arm’s length terms, but are subsequently sold on arm’s length terms, the price charged under the first such arm’s length sale, calculated in accordance with paragraph (a) above; and
(c) where the Resale Products are not sold on arm’s length terms but are used or otherwise disposed of on a commercial basis, the price that would have been charged on the first arm’s length sale, calculated in accordance with paragraph (a) above;

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“Programme”
means the interactions between Cobra and Advaxis in the planning and implementation of the research and development work, toxicology study and/or the manufacture, production and exploitation relating to any Clinical Product, Drug Product, Bulk Drug Substance, Programme Deliverable, Vaccine Process or any amendment of such collaboration as may be agreed in writing between the parties but excluding the conduct of the Clinical Trials;

“Programme Data”
means all data, records, analysis, assays, notes regulatory applications, approvals, certificates, authorizations, letters and documents, inventions, practices, methods, knowledge, know-how, skill, experience, test data including pharmacological, manufacture, stability, safety, toxicological, pre-clinical studies and clinical test data, analytical and quality control data, marketing, manufacturing, and compounds, compositions of matter, assays and biological materials related thereto, and any other information stored and/or kept in whatever media produced during the Programme other than Cobra Know How;

“Programme IP”	means any and all Intellectual Property Rights arising under, developed or resulting from the Programme other than the Cobra Know How;
“Resale Products”	means any and all Drug Product, Bulk Drug Substance and/or Programme Deliverable commercially exploited by Advaxis which is produced by any Third Party Product Manufacturer;
“Technology Transfer”	means the transfer by Cobra of the Cobra Know-How to a Third Party Product Manufacturer solely as necessary to enable the Third Party Product Manufacturer to manufacture the Bulk Product for Advaxis;

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“Third Party Product Manufacturer”
means any third party drug product manufacturer approved in writing by Cobra (such approval not to be unreasonably withheld or delayed) and Advaxis which is to supply Bulk Product to Advaxis instead of or in addition to Cobra;

“Programme Deliverable”
means i) the end form vaccine made from the Drug Substance and/or the Drug Product ; ii) the Master Cell Bank, Working Cell Bank, and Cell Bank Characterization, any biological material made or developed under the Programme; and iii) Vaccine Process.

“Vaccine Process”	means the process, methods, synthesis for making, using or exploiting the Drug Substance to produce the Drug Product for inclusion within the Programme Deliverable; .

1.2	The headings to clauses are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.

1.3
Words imparting the singular shall include the plural and vice versa. Words imparting a gender include every gender and references to persons include an individual, company, corporation, firm or partnership.

1.4
The words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as any preceding words where a wider construction is possible.

1.5
References to any statute or statutory provision shall include: any subordinate legislation made under it; any provision which it has superseded or re-enacted (whether with or without modification); and any provision which subsequently supersedes it or re-enacts it (whether with or without modification).

2	Conduct of the Programme and Clinical Trials

2.1	Cobra and Advaxis agree that they shall conduct and undertake the Programme on the terms and conditions of this Agreement.

2.2	Each of Cobra and Advaxis shall perform the obligations for which they are responsible under this Agreement and the Programme.

2.3
Cobra shall manufacture and supply Clinical Product to Advaxis in accordance with the Manufacture Specifications. Cobra may not change the Manufacture Specifications without the prior written approval of Advaxis unless such change is required in order to comply with any legislative and/or regulatory requirements. Any such approval is not to be unreasonably withheld and/or delayed by Advaxis.

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2.4	For the avoidance of doubt Advaxis shall be solely responsible for the planning and conduct of any Clinical Trials and for determining whether to proceed with and/or terminate any Clinical Trials.

2.5
For the duration of this Agreement Advaxis grants to Cobra, solely for use in the manufacture of Clinical Product and/or Bulk Product, a non-exclusive royalty free licence in the UK (with the right to sub-licence to any of Cobra’s affiliates and/or sub-contractors whether inside or outside the UK) of any Advaxis IP used in the production of the Clinical Product and/or Bulk Product to the extent required by Cobra in order to perform its obligations under this Agreement. Where all Bulk Product is to be produced by a third party under section 10, the licence to Cobra under this clause shall no longer be required.

2.6
Cobra agrees to provide Advaxis within twenty (20) days of a written request from Advaxis with a cross-reference letter to any Cobra regulatory applications and approvals relating to the Clinical Product, Bulk Product or Vaccine Process. The cross-reference letter shall be without limitation to clinical phase of the ongoing study. Any such cross-reference letter shall remain in effect and may not be revoked by Cobra unless this Agreement is terminated.

3	Programme Data

3.1	Cobra shall ensure that all Programme Data created by Cobra:

3.1.1	is accurate and complete; and

3.1.2	complies with all legal and regulatory requirements

3.2
At the request of Advaxis from time to time, Cobra shall within twenty days (20) of Advaxis’ request provide to Advaxis a copy of all Programme Data and/or Programme Data as may be requested by Advaxis . Any and all Programme Data shall belong to Advaxis and form part of Advaxis’ Confidential Information.

4	Supply of Clinical Product

4.1
Advaxis will only use Clinical Product supplied by Cobra for the research and development stage of the Programme and any Clinical Trials. Advaxis shall place orders for all its requirements for the Clinical Product with Cobra.

4.2
The parties acknowledge that Advaxis has already placed orders for the Clinical Product with Cobra as at the date of this Agreement. Repeat orders for any further batches of Clinical Product required for the Clinical Trials shall be placed by Advaxis with Cobra as soon as reasonably practicable.

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4.3	Advaxis will place further orders for the Clinical Product with Cobra at least 3 months in advance of the date of commencement of the production slot of the relevant Clinical Product.

4.4	Advaxis will pay a deposit [ * ] of the gross order value with each order for Clinical Product.

4.5
Cobra shall, on accepting any further order placed by Advaxis for Clinical Product, allocate a production slot for the production of such Clinical Product included within the order and notify Advaxis of the allocated production slot and anticipated delivery date. Cobra shall use all reasonable endeavours to obtain for Advaxis the earliest production slot for such order of Clinical Product.

4.6	Cobra will use its reasonable endeavours to deliver the Clinical Product within 3 months of the commencement of the allocated production slot(s) for the Clinical Product.

4.7
All Clinical Product shall be supplied to Advaxis on Cobra’s Terms and Conditions. If there is any conflict between such terms and the terms in the main body of this Agreement then the terms in the main body of this Agreement shall prevail.

4.8
Cobra warrants and represents that the Clinical Product manufactured by Cobra, its affiliates and/or its sub-contractors and delivered to Advaxis or its affiliates hereunder for clinical use shall (i) from the date of shipment until the end of the specified shelf-life conform to the Manufacturing Specifications and shall also be manufactured in accordance with U.S. FDA Good Manufacturing Practices and Good Laboratory Practices; and (ii) be transferred free and clear of any security interests, liens and encumbrances.

4.9	Cobra shall furnish Advaxis with a certificate of analysis, in the form required by law for each batch of Clinical Product supplied hereunder with shipment of each such batch.

4.10
Advaxis shall inspect and analyze a representative sample of the Clinical Product from batches supplied by Cobra within thirty days (30) after receipt. If, after inspection, Advaxis reasonably believes the shipment does not meet the Manufacturing Specifications, Advaxis shall notify Cobra in writing within forty five (45) days after Advaxis’ receipt of any such Clinical Product. If Advaxis does not so notify Cobra within the specified timescales, Advaxis shall be deemed to have accepted the Clinical Product and waived all claims against Cobra for said Clinical Product delivered, except for any latent defects that could not have been reasonably discovered upon such inspection, which defects must be notified by Advaxis to Cobra within fourteen (14) days from discovery of same. Any claims by Advaxis regarding any Clinical Product delivered shall specify in reasonable detail the nature and basis for the claim and cite relevant Cobra lot numbers or other information to enable specific identification of the goods involved. Advaxis shall not be required to accept Clinical Product having a shelf-life of less than ninety percent (90%) of the stated expiration dating on the date of shipment by Cobra.

4.11
So long as Advaxis provides Cobra with its forecast for short term and long term requirements for the Clinical Product in a regular and timely fashion (and in any event at least [once] a month), Cobra shall cooperate to anticipate Advaxis’ short term and long-term requirements for Clinical Product supply and will take reasonable measures to ensure that Advaxis’ and its sublicensees requirements as set forth in Advaxis’ forecast can be met. Cobra shall make best efforts to ensure Advaxis is given the highest priority for supply of the Clinical Product by Cobra or Cobra’s solo contractor (as appropriate).

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4.12
Cobra shall allow Advaxis and/or representatives of the U.S. FDA and any other regulatory agency or authority with jurisdiction over the manufacture, marketing and distribution of the Clinical Product, at a mutually agreed time and date, to tour and inspect all facilities utilized by such party in the manufacture, testing, packaging, storage, and shipment of Clinical Product sold under this Agreement, and shall co-operate with such representatives in every reasonable manner. Each party shall also provide the other party with a copy of any U.S. FDA Form 483 notices of adverse findings, regulatory letters or similar notifications it receives from any other governmental authority setting forth adverse findings or non -compliance with any applicable laws, regulations or standards relating to the items supplied by it hereunder within five (5) days of its own receipt thereof. Each party shall also provide the other party with a copy of its proposed written response to such governmental authority before submission and shall incorporate any changes thereto which the other party may reasonably request.

4.13
Clinical Product sales will be subject to the Discount dependent on the volume of orders placed by Advaxis. The level of Discount shall be determined as set out in Schedule 1. Any Discount shall apply to all sales of the Clinical Product to Advaxis in the next 12 months.

4.14
The prices for the services connected with the manufacture of Clinical Product are set out in Schedule 1. These prices will be subject to review and Cobra reserves the right to increase these price by up to 2% above the rate of inflation current at the time of the price review. The current rate of inflation is defines as the UK retail price index (RPI) as published by the UK Office of National Statistics.

4.15	The price review will take place [ * ] providing the RPI [ * ]. Under those circumstances where the RPI is greater than [ * ].

4.16
Advaxis is allowed to establish or contract with a third party back up manufacturing source for any Program Deliverable provided that Advaxis shall not manufacture more than 1% of the Program Deliverable with such third party in the absence of a non Performance Event by Cobra.

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5	Change in Production Dates for Clinical Product

5.1
Cobra has already allocated a production slot for the manufacture of the first batch of Clinical Product. Advaxis may request in writing a change of production slot for the Clinical Product already ordered at the date of this Agreement by giving written notice to Cobra not less than 2 calendar months before the date of commencement of production under the existing production slot allocated to the Clinical Product. Cobra will use its reasonable endeavours to accept any such request provided that the requested new production slot is available.

5.2
If Advaxis requests a change or cancellation of a production slot for Clinical Product already ordered at the date of this Agreement which is less than 2 calendar months’ prior to the planned date of commencement of production under the existing production slot then:

5.2.1	Cobra shall use its reasonable endeavours to accept any such request provided that the requested new production slot is available;

5.2.2	Advaxis shall forfeit the amount of the deposit paid to Cobra and such deposit shall be unconditionally released to Cobra and not be creditable against the price of that Clinical Product; and

5.2.3	Advaxis shall be obliged to pay a further deposit in relation to the rescheduled production slot for that Clinical Product to which the provisions of clauses 5.1 and 5.2 shall again apply.

5.3
Advaxis may request in writing a change of production slot for any further future orders of Clinical Product not less than 6 calendar months before the date of commencement of production under the production slot allocated to the Clinical Product. Cobra will use its reasonable endeavours to accept any such request provided that the requested new production slot is available.

5.4
If Advaxis requests a change or cancellation of a production slot for any further future orders of Clinical Product and such request is made fewer than 6 calendar months’ prior to the planned date of commencement of production under the production slot allocated to that Clinical Product then:

5.4.1	Cobra shall use its reasonable endeavours to accept any such request provided that the requested new production slot is available;

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5.4.2	Advaxis shall forfeit

5.4.2.1
20% of the deposit where the request is made fewer than 6 months but more than 5 months before the date of commencement of production under the existing production slot allocated to that Clinical Product;

5.4.2.2
40% of the deposit where the request is made fewer than 5 months but more than 4 months before the date of commencement of production under the existing production slot allocated to that Clinical Product;

5.4.2.3
60% of the deposit where the request is made fewer than 4 months but more than 3 months before the date of commencement of production under the existing production slot allocated to that Clinical Product;

5.4.2.4
80% of the deposit where the request is made fewer than 3 months but more than 2 months before the date of commencement of production under the existing production slot allocated to that Clinical Product; or

5.4.2.5	100% of the deposit where the request is made fewer than 2 months before the date of commencement of production under the existing production slot allocated to that Clinical Product;

and the amount of the deposit paid to Cobra which is forfeited shall be unconditionally released to Cobra and not be creditable against the price of that Clinical Product; and

5.4.3	Advaxis shall be obliged to pay a further deposit in relation to the rescheduled production slot for that Clinical Product to which the provisions of clauses 5.3 and 5.4 shall again apply.

6	Reporting

6.1	Cobra shall ensure that regular written reports on the manufacture of the Clinical Product are provided to Advaxis.

6.2	Each party will promptly notify the other party of any material developments, progress and/or adverse events which arise in the performance of its aspects of the Clinical Trials and/or the Programme.

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6.3	Each party will promptly respond with a full and proper response to any queries raised by the other party from time to time in relation to the current status of the Programme.

7	Cobra’s Right of First Refusal for Bulk Drug Substance and Drug Product

7.1	Advaxis will notify Cobra in advance of the anticipated order level for Bulk Product for each 12 calendar months (commencing each October) by the end of the March preceding that period.

7.2	Cobra will advise Advaxis in writing within 3 calendar months following the determination of the anticipated order level for Bulk Product whether Cobra will supply:

7.2.1	all the Initial Order Level from Cobra’s own production facilities;

7.2.2	all the Initial Order Level from sub-contractors of Cobra;

7.2.3	all the Initial Order Level partly from Cobra’s own production facilities and partly by sub-contractors of Cobra;

7.2.4	part only of the Initial Order Level; or

7.2.5	none of the Initial Order Level.

7.3	Advaxis will notify Cobra as soon as reasonably practicable of any Increased Order Level.

7.4	Cobra will confirm in writing within 3 calendar months following notification of the anticipated Increased Order Level whether Cobra will supply:

7.4.1	all of the Increased Order Level from Cobra’s own production facilities;

7.4.2	all of the Increased Order Level from sub-contractors of Cobra;

7.4.3	all of the Increased Order Level partly from Cobra’s own production facilities and partly by sub-contractors of Cobra;

7.4.4	part only of the Increased Order Level; or

7.4.5	none of the Increased Order Level.

7.5
Advaxis shall ensure that all orders for requirements for Bulk Product are placed with Cobra to the extent that Cobra has indicated under clauses 7.2 and 7.4 above that it wishes to supply any Initial Order Level and/or Increased Order Level by itself and/or in conjunction with its subcontractors.

7.6
Advaxis shall ensure that only its orders for requirements for Bulk Product which Cobra has indicated under clauses 7.2 and 7.4 that it does not wish to accept will be placed with a Third Party Product Manufacturer.

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7.7
All Bulk Product supplied by Cobra to Advaxis (or Advaxis’ nominee) shall be supplied on Cobra’s Terms and Conditions. If there is any conflict between such terms and the terms in the main body of this Agreement then the terms in the main body of this Agreement shall prevail.

7.8	Cobra shall use its reasonable endeavours to deliver any Bulk Product as soon as reasonably possible after firm orders have been placed with Cobra.

8	Requirements for Cobra’s Product Subcontractors

8.1
If Cobra wishes to sub-contract all or any part of the production of the Clinical Product and/or the Bulk Product for the Programme, it will consult with Advaxis and obtain the prior written approval of Advaxis in respect of the identity of each sub-contractor. Advaxis shall not unreasonably refuse and/or delay such approval. Advaxis may also nominate a sub-contractor but such sub-contractor shall not be appointed without the prior written approval of Cobra, which it shall not unreasonable refuse.

8.2	Cobra will use its reasonable endeavours to conclude any sub-contracting agreements within 9 months of receiving Advaxis’ notification of the Initial Order Level and/or Increased Order Level.

8.3
Any sub-contract shall conform to the same terms and conditions of this Agreement. Cobra shall forward to Advaxis any sub-contract for review by Advaxis that the terms and conditions of the sub-contract are compatible with the terms of this Agreement. If material terms are not compatible or for other reasonable commercial reasons Advaxis objects to the sub-contract, Advaxis may refuse approval to Cobra entering into the sub-contract. Cobra will ensure that adequate quality control provisions are included within any of its contracts with sub-contractors, including a specification for the production of the Clinical Product and/or the Bulk Product (as relevant).

8.4
The parties agree that, where Cobra elects to sub-contract all or part of the production of Bulk Product and/or Clinical Product, it is Cobra’s intention to give preference to any eligible sub-contractor on condition that:

8.4.1	such sub-contractor has sufficient capacity, facilities and experience to produce the Bulk Product and can demonstrate accreditation for the manufacture of biological licensed materials; and

8.4.2	such sub-contractor is, as far as Cobra is aware, sufficiently financially stable, trustworthy and reputable.

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8.5
Cobra shall be liable for the acts and/or omissions of its sub-contractors as if they were its own acts and/or omissions under this Agreement except where any such sub-contractor has been nominated by Advaxis as being a suitable sub-contractor in which case, as a condition of Cobra’s consent to the appointment of such sub-contractor, the parties shall agree the appropriate sharing of risk in relation to the activities of such sub-contractor.

9	Price for Bulk Product

9.1
The price Advaxis will pay Cobra for the supply of Bulk Product is an amount equal to the Cost for the Bulk Product plus the Mark Up plus any freight, shipping, insurance, packaging and other similar costs.

9.2	Cobra shall use its reasonable endeavours to minimise the Cost of any Bulk Product which is produced by Cobra’s sub-contractors. Such Cost detailed and itemized shall be presented to Advaxis.

9.3	Sections 4.8- 4.12 above shall also apply to supply of Bulk Product as if all references to “Clinical Product” were references to “Bulk Product”.

9.4
Recall Notification: Each Party shall promptly notify the other Party in writing of any facts relating to the advisability of the recall, destruction or withholding from the market of the Bulk Product anywhere in the world (collectively, "Recall").

9.5
Recall Implementation: If at any time (a) any governmental or regulatory authority issues a request, directive or order for a Recall; (b) a court of competent jurisdiction orders a Recall; or (c) Advaxis reasonably determines that a Recall is necessary or advisable, Advaxis shall take all appropriate corrective actions to effect the Recall and Cobra shall provide Advaxis with such cooperation in connection with the Recall as Advaxis may reasonably request

9.6
Recall Costs and Expenses: Advaxis shall bear the costs and expenses of any Recall (including any costs and expenses incurred by Cobra in assisting Advaxis under clause 9.5 above) to the extent such Recall is the result of any fault or omission attributable to Advaxis or its affiliates; and Cobra shall bear all reasonable costs and expenses of any Recall to the extent such Recall is the result of any fault or omission attributable to Cobra or its affiliates.

10	Technology Transfer

10.1	If Cobra:

10.1.1	confirms that it will not, either itself or by using sub-contractors, supply all of Advaxis’s requirements for Bulk Product; and/or

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10.1.2
confirms that it will supply any and/or all of Advaxis’ requirements for Bulk Product using sub-contractors and Cobra then fails to conclude any sub-contracting agreement in relation to such supply of such Bulk Product within 9 months of the date of Advaxis’s notification in respect of the Initial Order Requirements and/or Increased Order Requirements (as the case may be); and/or

10.1.3
has not scaled up for commercial volume production of Bulk Product in respect of Advaxis ’s Initial Order Requirements and/or Increased Order Requirements within 9 months of Advaxis notifying Cobra of Advaxis’ Initial Order Requirements and/or Increased Order Requirements (as the case may be);

then Advaxis at its sole option may require Cobra to enter into a Technology Transfer to a Third Party Product Manufacturer so that the Third Party Product Manufacturer can produce the Bulk Product solely for supply to Advaxis or its nominee for use in the Programme and/or solely in the commercial exploitation of the Programme Deliverable.

10.2	Cobra and ADVAXIS shall consult in respect of the identity of any Third Party Product Manufacturer to which a Technology Transfer is to occur.

10.3	The identity of any Third Party Product Manufacturer shall be subject to Cobra’s prior written consent (such consent not to be unreasonably withheld or delayed).

10.4	The Technology Transfer will:

10.4.1	be negotiated by Cobra in good faith;

10.4.2	incorporate such commercial terms as Cobra reasonably requires in order to protect its Intellectual Property Rights and/or materials in relation to Cobra Know How;

10.4.3	provide for Cobra to train the Third Party Product Manufacturer at the then current market rates for such training to produce Bulk Product.

10.5
Any costs and expenses to Cobra associated with the Technology Transfer shall be borne and paid for by Advaxis except to the extent that they are borne and paid for by the Third Party Product Manufacturer.

10.6
Advaxis at its sole discretion may instruct Cobra to enter into a Technology Transfer in accordance with this Section 10 as it relates to one or several Programme Deliverables, in one or several disease indications, and with one or several Third Party Product Manufacturers.

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11	Royalty on Technology Transfer

11.1
Where a Technology Transfer to cover production of Bulk Product takes place (except for in a Non Performance Event as defined below), Advaxis shall pay to Cobra a [ * ] (three quarters of one percent) of the Net Sales. Such Royalty shall be capped at a maximum aggregate royalty [ * ].

11.2
A “Non Performance Event” shall be defined as any of the following: (a) Cobra is unable to initiate manufacture of any material required by Advaxis within 90 days due to scheduling issues, (b) Cobra is unable or causes unreasonable delays in manufacture or development of any product required by Advaxis; and/or (c) due to regulatory reasons Cobra cannot manufacture/supply material; (d) Cobra is unable to meet the quantities required by Advaxis in relation to orders accepted by Cobra.

12	General Financial

12.1
The payment of all sums payable under this Agreement shall be made in US Dollars based on the applicable exchange rate as published from time to time by the Wall Street Journal at the day of transfer, by telegraphic transfer to a bank account nominated from time to time by Cobra. Any applicable banking charges on such payments shall be borne by Advaxis.

12.2
Where it is necessary to calculate the exchange rate for the purposes of payment of any sums due under this Agreement, the exchange rate used shall be the exchange rate at which any monies received by Advaxis are actually converted to pounds sterling or if they are not so converted during the relevant period the exchange rate shall be the spot exchange rate for pounds sterling quoted by Advaxis’s bankers at close of business on the business day preceding the due date for payment of each such sum.

12.3	All sums payable under this Agreement are exclusive of any value added tax or other applicable taxes or duties which shall be payable in addition.

12.4	All monies payable under this Agreement shall be paid in cleared funds without any set-off, deduction or withholding except any tax which Advaxis is required by law to deduct or withhold.

12.5
If Advaxis is required by law to make any tax deduction or withholding, Advaxis shall do all things in its power which may be necessary to enable or assist Cobra to claim exemption from or (if that is not possible) a credit for the deduction or withholding under any applicable double taxation or similar agreement from time to time in force, and shall from time to time give Cobra proper evidence of the deduction or withholding and payment over of the tax deducted or withheld.

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12.6
If Cobra is not able to obtain a full credit under any applicable double taxation or similar agreement for any tax deduction or withholding made from monies payable to Cobra by Advaxis under this Agreement then the amount of monies payable to Cobra shall be grossed up and increased so that, after the tax deduction or withholding, Cobra actually receives the net amount that would have been due if no tax deduction or withholding was being made.

12.7
If any party fails to pay in full any monies payable under this Agreement on the date specified for payment, the amount outstanding shall bear interest, both before and after any judgement, from that date until that amount is paid in full to Cobra at the rate of 2% above the 6 month Libor rate as published in the Wall Street Journal.

12.8	Each party shall:

12.8.1
keep (and procure that third parties engaged directly and/or indirectly by it keep) true and accurate accounts and records in sufficient detail to enable the Net Sales, the Facility Occupancy Charge, the Cost of supply of Bulk Product, the Mark Up and the amount of any monies payable under this Agreement to be determined and/or verified; and

12.8.2
at the reasonable request of the other party from time to time, allow (and procure that third parties engaged directly and/or indirectly by it allow) the other party or its auditors (at its expense) to inspect such accounts and records referred to in clause 12.8.1 above and, to the extent that they relate directly or indirectly to the calculation of any monies payable under this Agreement, to take copies of them.

12.9
If, following any inspection pursuant to clause 12.8.2 above, either party’s auditors certify to that party and the other party that the amount of monies paid in respect of any period falls short of the amount of the monies which were properly payable in respect of that period, the party owing the shortfall shall within 7 days of being served with a copy of the certificate pay the shortfall plus interest on that sum to the other party.

12.10
The provisions of this Section 12 shall remain in full force and effect after the termination of this Agreement for any reason until the settlement of all subsisting claims between the parties under this Agreement.

13	Confidentiality

13.1
For the purposes of this Agreement, any Confidential Information relating to Programme Deliverable, Vaccine Process, Bulk Product, Programme, Programme Data, Programme IP, or the Clinical Trials shall be treated as Advaxis Confidential Information.

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13.2	For the purposes of this Agreement, any Confidential Information relating to the Cobra Know How shall belong to Cobra and shall be treated as Cobra’s Confidential Information.

13.3
Each of the parties undertakes to the other, in respect of the other party’s Confidential Information that it (and it will procure that its employees, ex-employees, consultants, and/or sub-contractors) shall:-

13.3.1	only use the other party’s Confidential Information which is disclosed and/or acquired by it for the direct purposes of the Programme under this Agreement;

13.3.2	not disclose Confidential Information to any third party and maintain as confidential all the other party’s Confidential Information which may come into its possession in any manner;

13.3.3
allow access to the other party’s Confidential Information only to such of its employees, consultants and/or sub-contractors who need to see and use it for the purposes of the Programme under this Agreement;

13.3.4
upon request by the other party made at any time deliver up to the other party all documents, material and/or other media which is in its possession, custody or control which comprises or contains any part of the other party’s Confidential Information provided that it shall be entitled to retain one copy of such Confidential Information for archive purposes; and

13.3.5
not incorporate any Confidential Information of the other party in a patent application, and may not submit any Confidential Information of the other party in any regulatory application without the express prior written authority of the other party.

13.4	Confidential Information shall not include any information which:-

13.4.1	the other party can prove by documentary evidence produced by it was information already in its possession and at its free disposal;

13.4.2	the other party can prove by documentary evidence produced by it was information independently developed by it without reference to Confidential Information of the other party;

13.4.3
is after the date of this Agreement disclosed to the other party without any obligations of confidentiality by a third party who has not derived it directly or indirectly from the party whose Confidential Information it was;

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13.4.4	is or becomes available to the public through no act or default on the part of the other party; or

13.4.5
is required to be disclosed by law or the rules of any stock exchange and/or regulatory authority provided where possible the disclosing party gives not less than 7 days’ advance notice of any such disclosure to the other party whose Confidential Information it is and discusses with them the form and content of such disclosure.

13.5
If a party reasonably requests that any Confidential Information of the other party be disclosed because of regulatory purposes, the party making the disclosure shall seek confidential treatment of the materials proposed to be disclosed and shall use commercially reasonable efforts to request confidential treatment of such information pursuant to Rule 406 of the Securities Act of 1933 or Rule 25b-2 of the Securities Exchange Act of 1934, as applicable (or any other applicable regulation relating to the confidential treatment of information), except to the extent that the party making the disclosure receives advice from its legal counsel that such Confidential Information is required to be disclosed under applicable laws or regulations. The party making the disclosure shall give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law and on any disclosure to third parties.

13.6	Subject to clause 13.4 and 13.5 above, either party is allowed to disclose the other party’s Confidential Information solely for regulatory purposes.

13.7
Neither party may disclose the existence of this Agreement or the terms and conditions of this Agreement without the prior written consent of another, except for regulatory purposes as set forth in Section 13. Any press release shall be coordinated by the parties subject to final review and approval by both parties.

13.8
For the avoidance of doubt either party shall be entitled to disclose the other party’s Confidential Information to any sub-contractor which is performing all or part of the work under the Programme subject to it imposing duties of confidentiality and non use on the sub-contractor which are no less onerous than those contained in this Agreement.

13.9
Each party shall be liable to the other for the acts and/or omissions of its employees, ex-employees, consultants and/or sub-contractors as if they were its own acts and/or omissions under this Agreement.

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13.10	The obligations of confidentiality and non use in this Agreement shall continue for 10 years after the termination of this Agreement.

13.11	Each party recognizes that violation of confidentiality results in irreparable harm and agree to injunctive relief and damages.

14	Intellectual Property

14.1
Any and all Programme Deliverable, Programme IP and Programme Data under this Agreement shall be solely owned by Advaxis. Cobra agrees to assign and will assign to Advaxis, the sole and exclusive ownership of the Programme IP.

14.2
Prosecution and Maintenance of Programme Intellectual Property Rights. Advaxis shall control, prosecute and maintain all Programme IP. Advaxis shall be responsible for all costs, fees and expenses incurred from and after the Effective Date in connection with the filing, prosecution and maintenance of such Programme IP.

14.3
The disclosure or provision to Cobra of any Confidential Information of Advaxis or other information or items shall not be deemed to transfer or grant to Cobra, or any other person or entity any right, title, interest, or license in, to or under any patent or patent application of Advaxis or other intellectual property or other right of Advaxis or in or to any information, discoveries, knowledge, experience, processes, procedures, devices, compositions of matter, skills, know-how, samples, trade secrets, designs, formulae, specifications, methods, techniques, compilations, programs, devices, technical information, concepts, developments, inventions or improvements, whether patentable or not, or other technology, inventions or property of Advaxis other than any rights and/or licence granted under the terms of this Agreement.

14.4
Cobra agrees (and shall ensure that all employees and agents do the same) that all information, materials, master cell banks, regulatory reports, discoveries, knowledge, experience, processes, procedures, devices, compositions of matter, skills, know-how, samples, trade secrets, designs, formulae, specifications, methods, techniques, compilations, programs, devices, technical information, concepts, developments, inventions or improvements, whether patentable or not) arising from Cobra’s performance of its obligations under this Agreement shall promptly be made known to Advaxis in writing (subject to obligations of confidentiality). Cobra willexecute any and all documents and do any and all things reasonably requested by to vest and perfect Advaxis interest in the Programme IP.

14.5
Cobra hereby assigns, and shall cause all investigators and clinical sites to assign, to Advaxis all right, title and interest, including copyrights and other Intellectual Property Rights, in and to all Programme Data.

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14.6
Enforcement of Licensed Intellectual Property Rights and Missapropriation of Know-How and Programme Deliverable. Each party shall promptly notify the other in writing of any alleged or threatened infringement of any Programme IP of which such party becomes aware.

14.6.1
With respect to any infringement in any territory of any Programme IP, Advaxis has the sole right to direct, control and bring any action or proceeding in its own name, with respect to such infringement at its own expense and by counsel of its own choice, and Cobra shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event Advaxis brings an infringement action in accordance with this Section, Cobra shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney provided that Advaxis pays Cobra’s costs of doing the same.

14.6.2
With respect to any misappropriation, conversion or other federal, state, or local cause of action in any territory of any Programme Deliverable, and Programme Data, Advaxis has the sole right to direct, control and bring any action or proceeding in its own name, with respect to such misappropriation at its own expense and by counsel of its own choice, and Cobra shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event Advaxis brings an misappropriation action in accordance with this Section, Cobra shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney provided that Advaxis pays Cobra’s costs of doing the same.

14.7
Third Party Infringement Claims. Each party shall promptly notify the other in writing of any allegation by a third party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the Intellectual Property Rights of such third party. Advaxis shall have the sole right to control, direct or defend in its own name any defense, action, appeal of any such claim, action, proceeding at its own expense and by counsel of its own choice. Advaxis shall act in good faith in the conduct of any such third party claim. During the pendency of any such proceeding or any appeal thereof where the proceedings are as a result of any default of Cobra under this Agreement, any payment hereunder to Cobra shall be paid by Advaxis into an interest-bearing escrow account pending the outcome of such proceeding. Upon a favorable final resolution of such proceeding or any appeal thereof retaining the full rights, Advaxis shall resume paying Cobra the full royalties, and all funds in such escrow account shall be paid to Cobra plus any interest which has accrued on such sum. Upon an unfavorable final resolution of such proceeding or any appeal thereof, the funds in such escrow account shall be applied toward the damage award in such action, if any, and the balance plus interest, if any, paid to Cobra.

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14.8
 Cooperation of the Parties. Each party agrees to cooperate fully in the preparation, filing, and prosecution of any Programme IP under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Intellectual Property Rights being developed or commercialized by Advaxis. Such cooperation includes, but is not limited to, promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of any Intellectual Property Rights.

14.9
Cobra shall not co-mingle any Programme Deliverable and/or Programme IP and/or Programme Data with any compositions, data, information, materials, and methods which are proprietary to a third party; and/or with any Cobra Know- How.

15	Representations and Warranties

15.1.1	Cobra represents and warrants to Advaxis that:

(a)  it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder;

(b)  this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and

(c)  the execution, delivery and performance of this Agreement do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d)   Cobra has the ability, capacity to perform, manufacture and supply the Bulk Product under the terms and conditions of this Agreement

16	Indemnities

16.1
With respect to any indemnification obligations of either party to the other party under this Agreement, the following conditions must be met for such indemnification obligations to become applicable where a third party is involved: (a) the indemnified party shall notify the indemnifying party promptly in writing of any claim which may give rise to an obligation on the part of the indemnifying party hereunder; (b) the indemnifying Party shall be allowed to timely undertake the sole control of the defense of any such action and claim, including all negotiations for the settlement, or compromise of such claim or action at its sole expense; and (c) the indemnified party shall render reasonable assistance, information, co-operation and authority to permit the indemnifying Party to defend such action, it being agreed that any out-of-pocket expenses or other expenses incurred by the indemnified party in rendering the same shall be borne or reimbursed promptly by the indemnifying party. These conditions shall not apply where the claim for which a party may seek indemnification from the other party under this section 16 is a claim as between the two parties.

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16.2
Advaxis will indemnify and keep indemnified Cobra against any and all claims, damages, awards, costs (including legal costs on a full indemnity basis), compensation, actions, expenses, proceedings and any other losses and/or liabilities that may be caused by and/or arise as a result of the conduct of the Clinical Trials by Advaxis and/or its employees, sub-contractors and/or agents, use of the Advaxis IP and/or the Clinical Product and Bulk Product (apart from the Cobra Know How) and/or any of the foregoing infringing and/or being alleged to infringe any third party Intellectual Property Rights except to the extent that such matters are due to i) manufacture or supply of Clinical Product and/or Bulk Product not in accordance with Manufacture Specifications; ii) breach of the representations and warranties of this Agreement; iii) a willfull or grossly negligent act by Cobra; or iv) an inherent defect in the Cobra Know How and/or a defect in the manufacture of Bulk Product supplied by Cobra.

16.3
Cobra will indemnify and keep indemnified Advaxis from and against any and all claims, damages, awards, costs (including legal costs on a full indemnity basis), compensation, actions, expenses, proceedings and any other losses and/or liabilities that may be caused by and/or arise as a result of a defect in the production of the Bulk Product provided by Cobra and/or its employees, sub-contractors (except to the extent that risk is agreed not to borne by Cobra under clause 8.5) and/or agents.

16.4	If the parties are not able to resolve which party is liable to indemnify the other party then the matter shall be determined by an expert in accordance with section 21.

17	Force Majeure

17.1	If either party is affected by Force Majeure it shall immediately notify the other party of its nature and extent.

17.2
Neither party shall be deemed to be in breach of this Agreement or otherwise be liable to the other, by reason of any delay in the performance, or the non-performance, of any of its obligations under this Agreement (other than in respect of payment), to the extent that the delay or non-performance is due to any Force Majeure of which it has notified the other party, and the time for performance of that obligation shall be extended by a period equal to the period of the Force Majeure.

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17.3
If the Force Majeure in question prevails for a continuous period in excess of 6 months, the party not affected by the Force Majeure shall, for so long as the Force Majeure continues, have the right to immediately terminate this Agreement by written notice served on the other party.

18	Duration and Termination

18.1	This Agreement shall come into force on the date of this Agreement and shall, unless terminated earlier for any reason, continue in force for as long as the Programme continues.

18.2	Either party may terminate this Agreement forthwith by giving written notice to the other if:

18.2.1

18.2.2
the other party breaches any of its obligations under this Agreement (and, if the party fails to remedy it within 45 days after being given a written notice containing full particulars of the breach and requiring it to be remedied); or

18.2.3	the other party persistently breaches its obligations under this Agreement and does not cure such breaches after being provided with reasonable notice and an opportunity to cure such breaches; or

18.2.4	an encumbrancer takes possession, or a receiver is appointed, of any of the property or assets of the other party; or

18.2.5
the other party becomes subject to an administration order, a moratorium is declared in respect of its debts or it makes any voluntary arrangement with its creditors (within the meaning of the Insolvency Act 1986); or

18.2.6
the other party goes into liquidation (except for the purposes of amalgamation or reconstruction and so that the resulting company effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement); or

18.2.7
the other party suffers or undergoes any procedure analogous to any event specified in clauses 18.2.3 to 18.2.5 above or any other procedure available in the country in which the other party is constituted or established against or to an insolvent debtor or available to the creditors of such a debtor.

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18.2.8
In the event Advaxis determines that patient safety considerations or due to regulatory considerations that the supply/manufacture of the Bulk Product or Programme Deliverable should immediately cease and the Bulk Product or Programme Deliverable withdrawn from the market, Advaxis shall promptly inform Cobra of such determination and the reasons therefore and the Supply/Manufacture shall terminate.

18.3
For the purposes of clause 18.2.2 above, a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that the time of performance is not of the essence).

18.4	[ * ].

19	Effects of Termination

19.1
If this Agreement is terminated by Cobra under clauses 18.2.1 to 18.2.7, Cobra shall transfer to Advaxis any and all Programme Deliverable, Vaccine Process, Programme IP, Programme Data, and Know-How and any information and materials reasonably requested by Advaxis so as to allow them to continue with the Programme and the development, trials and/or exploitation of the Programme Deliverable.

19.2
The termination of this Agreement by Advaxis shall not affect any existing contracts for the supply of Clinical Product and/or Bulk Product which shall remain in force unless Advaxis also terminates such contracts in accordance with their terms. On termination of this Agreement by Advaxis , Cobra may at its option terminate any outstanding orders for Clinical Product and/or Bulk Product without any liability to Cobra.

19.3
Upon the termination of this Agreement for any reason any provisions which expressly and/or impliedly survive the such termination shall continue in full force and effect including sections 4 to 14, 16, 17, 18, 19 and 20.

19.4	Termination of this Agreement shall not affect any pre-existing claims and/or rights of the parties arising and/or in force prior to such termination.

19.5	Any and all payments due as at the date of termination shall immediately become due and payable.

20	General

20.1
Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

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20.2
Any notice required or provided for by the terms of this Agreement shall be in writing, addressed to the address at the head of this Agreement or such other address as may be notified in writing, and sent by registered or certified mail, return receipt requested, postage prepaid, or by express courier service providing evidence of delivery or by facsimile transmission. The effective date of any notice shall be the date of receipt by the Cobra.

20.3	This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

20.4
All rights of any third party to enforce the terms of this Agreement are excluded. This shall not apply to members of each party’s group in relation to which it gives its consent who shall be entitled to enforce the terms of this Agreement in addition to that party. All rights of third parties to enforce the terms of this Agreement may be varied and/or extinguished by the agreement of the parties to this Agreement without the consent of any such third party.

20.5	This Agreement shall take effect from the date of the last party to sign this Agreement or date upon which signed copies are exchanged by the parties.

20.6
Nothing in this Agreement is intended or will be construed as constituting a partnership, agency or joint venture relationship between the parties. All activities by the parties under this Agreement will be performed by them as independently.

20.7	Waiver by either party of a breach of, or failure to comply with, this Agreement by the other party is of no effect unless it is in writing and signed by or on behalf of the first mentioned party.

20.8
If any term or provision of this Agreement can sustain two or more interpretations, one of which results in the terms or provision being valid, legal or enforceable, that term or provision will be given that interpretation rather than an interpretation which would or be likely to result in the term or provision being invalid, illegal or unenforceable.

20.9
If any term or provision of this Agreement is to any extent held to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining terms or provisions (and any application of the said terms or provisions) will not in any way be affected or impaired.

20.10
If any term or provision of this Agreement is to any extent held to be invalid, illegal or unenforceable, the parties will negotiate in good faith and, if legally possible, will agree on an alternate term or provision having regard to the original intention of the parties.

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20.11	Advaxis has the right to assign its rights in this Agreement. Cobra does not have the right to assign its right in this agreement.

20.12
This Agreement represents the entire understanding between the parties and supersedes any and all previous understandings both written and oral with respect to the subject matter of this Agreement with the exception of the discount and royalty terms applied to contracts agreed before January 2005.

20.13	This Agreement may not be amended, varied, supplemented or otherwise modified except by an instrument in writing signed by both parties.

20.14
Cobra shall ensure that, in addition to this Agreement between Cobra and Advaxis, any successor to Cobra is bound by an agreement with Advaxis on the same terms as this Agreement as if such successor were Cobra under this Agreement

20.15	Each party shall from time to time do all such acts and execute all such documents as may be reasonably necessary in order to give effect to the provisions of this Agreement.

20.16	Except as otherwise provided in this Agreement, the parties shall bear their own costs of and incidental to the preparation, execution and implementation of this Agreement

21	Experts

21.1
If the parties are unable to agree on the calculation of Cost in relation to any matter and/or the calculation of Net Sales from exploitation of the Resale Products within 30 days then the calculation shall be determined by an independent chartered accountant selected by the agreement of the parties. If the parties have not agreed upon the identity of such accountant within 14 days then, upon the application of either party, he shall be selected by the President of the Institute of Chartered Accountants of England and Wales at the relevant time. Such accountant shall be appointed on behalf of the parties jointly and each party shall initially pay half his professional fees. In determining the relevant Cost and/or division of Net Sales such accountant shall act as an expert and not as an arbitrator and may make any award as to costs as he sees fit in his absolute discretion. His decision shall be final and binding on the parties save in the case of manifest error.

21.2
If the parties are unable to agree on the cause of any defect in the Programme Deliverable for the purposes of the indemnities in section 16 within 30 days then the cause shall be determined by an independent biological engineering expert selected by the agreement of the parties. If the parties have not agreed upon the identity of such expert within 14 days then, upon the application of either party, he shall be selected by the President of the Institute of Chemical Engineers in England and Wales at the relevant time. Such expert shall be appointed on behalf of the parties jointly and each party shall initially pay half his professional fees. In determining the relevant cause such expert shall act as an expert and not as an arbitrator and may make any award as to costs as he sees fit in his absolute discretion. His decision shall be final and binding on the parties save in the case of manifest error.

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22	Disputes

22.1	English law shall apply to the whole of this Agreement, and each party agrees to submit to the non-exclusive jurisdiction of the English courts.

23	Intellectual Property

23.1
The terms as agreed in the existing Phase I and II agreements between Cobra and Advaxis shall apply and remain in full force and effect. If there is any conflict between the terms of this Agreement and the terms of the existing Phase I and II agreements, the terms of this Agreement shall prevail.

24	Exclusive supply

24.1
Cobra shall not provide, supply, license, transfer, convey, or disclose, Programme Deliverable, Vaccine Process, Programme Data, Programme IP, to any third party for research or development pre-clinical or clinical trials, importing, distribution, sales or any other commercial purpose, or any other purpose, without the prior written consent of Advaxis. This section shall survive termination of this Agreement for any reason. Cobra shall not manufacture or supply any live or dead, or recombinant Listeria product to any third party for any commercial purpose without the prior written consent of Advaxis. This section shall survive the termination of this agreement for any reason.

IN WITNESS OF THE ABOVE the parties have signed this Agreement on the date written at the head of this Agreement.

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SCHEDULE 1
Price for Clinical Product and Retrospective Discount

[ * ]

[ * ]

[ * ]

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SCHEDULE 2
ADVAXIS Intellectual Property

To be added by Advaxis

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SCHEDULE 3
Cobra’s Terms and Conditions

Any order given to Cobra to conduct contract manufacturing services shall be deemed to constitute an acceptance of the following terms and conditions of business.

The terms and conditions of business detailed below shall be automatically incorporated into any contract between Cobra and the Customer and shall override and exclude any conditions of purchase which are in any way in conflict with same notwithstanding, the date or dates of any purchase order incorporating any conflicting conditions of purchase, and an acceptance by Cobra of a purchase order from the Customer shall not be deemed to be an acceptance of any such conflicting conditions of purchase.

1.	CONFIDENTIALITY

Cobra undertakes as follows:

1.1	to regard the material, information and results as confidential and the property of the Customer;

1.2	to take all practical steps possible to ensure that the work, material, information and results are kept secure and not subject to unauthorised disclosure;

1.3
to disclose the material, information and results only to those of its employees who need to know the same and Cobra shall take all steps reasonably practicable to ensure that such employees will comply with the requirements and restrictions herein contained.

The foregoing provisions shall not apply to that part of information or the results which Cobra can clearly demonstrate:

1.1	was known to it from its own activities prior to disclosure by the Customer as evidenced by written records of Cobra predating the date of such disclosure by the Customer; or

1.2	was part of the public domain or the subject to public knowledge at the date of disclosure by the Customer; or

1.3	becomes part of the public domain or the subject of public knowledge after the date of disclosure by the Customer without breach of any obligation owed by Cobra to the Customer; or

1.4	are furnished to Cobra by a third party without breach of any obligation of confidentiality owed by that third party to the Customer; or

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1.5	.

2.	SUB-CONTRACTING

Cobra shall have the authority to sub-contract all or any part of the work to be carried out in terms of its contract with a Customer, with consent of the Customer, not to be unreasonably withheld, subject to the sub-contractor entering into a confidentiality agreement with Cobra on standard terms. (TO BE AMENDED AS ABOVE )

3.	QUALITY ASSURANCE

3.1
Cobra undertakes that it shall conduct the work with all reasonable skill and care and where applicable under the prevailing norms for Good Manufacturing Practice and Good Laboratory Practice as applied to the manufacture of biotherapeutic products for Phase I/II clinical trial purposes.

3.2	Subject to clause 3.1 above, Cobra does not give any guarantee or assurance that the product in question shall be successfully produced.

4.	HEALTH AND SAFETY

To allow Cobra to comply with the Health and Safety at Work Act (1974) or any subsequent or amending legislation the Customer shall provide Cobra with all available information regarding known or potential hazards associated with the use of any materials supplied to Cobra by the Customer.

5.	VARIATIONS

It is recognised that during the work minor variations from intended methodology may become advisable because of results observed, and at the Customer’s request. Any change in the contract price resulting therefrom will be incorporated in the final account.

Major changes to the intended methodology required by the Customer must be made in writing to Cobra and will be the subject of a mutually agreed price which will be substituted for or charged in addition to the original contract price. Any dispute as to price will be resolved by written mutual agreement between authorised representatives/directors of Cobra and the Customer. HOW DO WE TEST THIS?

6.	REPORTS

Cobra will provide a Final Report on completion of the work. Additional copies of Reports will be provided at the Customer’s request and expense.

Cobra shall publish any Report or data prepared for the Customer by Cobra without the prior written consent of Advaxis .

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The name of Cobra or the names of any of its staff shall not be used for any advertising, promotional or other public purposes without the prior written consent of Cobra.

All results arising from the work shall be provided to the Customer and shall be the property of the Customer. Cobra shall make no use of the results without obtaining the Customer’s written permission; such permission not to be unreasonably withheld.

7.	PROTOCOLS AND CONTRACTS

The Customer shall not make any use of this contract, the protocols or any related documents for negotiations or discussions with third parties other than Regulatory Authorities, Licensees, associate companies or members of the Customer’s consortium funding the work without the prior written approval of Cobra. The Customer has a duty of confidentiality to Cobra in relation to such documentation.

8.	PAYMENT

All invoices are payable within 30 days of the invoice date or as stated in the quotation for the work to be performed. After due notice Cobra reserves the right to cease or suspend all work on a project on which payment remains in arrears, and to hold the Customer in breach of contract. Cobra shall have the right to dispose of any saleable stock or other items employed in connection with the project and to set off the proceeds of such disposal against unpaid accounts.

9.	INTEREST

If the Customer fails to pay any sum due under these terms and conditions, then, subject to this clause, interest shall be charged thereon from the due date until the date payment is made at the rate of [two] per cent per annum over the base rate of HSBC Bank from time to time in force.

10.	PRICES

The contract price excludes the cost of importation of samples or specimens and freight charges associated with their return shipment.

Prices are exclusive of VAT which will be charged, where appropriate, at the prevailing rate.

11.	INTELLECTUAL PROPERTY RIGHTS AND INVENTIONS

All discoveries and patentable inventions excepting methodological innovation arising during the project shall be the property of the Customer.

12.	OWNERSHIP OF MATERIALS

Where the contract involves the use by Cobra of material provided to it by the Customer or on the Customer’s behalf, whether for the purposes of evaluation, validation, testing or manufacture, the Customer shall be deemed to have provided to Cobra either (1) the necessary authority of the Customer as a proprietor of such material or (2) the necessary authority of the proprietor of such material, to enable and authorise Cobra to use such material for the purposes of the contract. The onus shall be on the Customer to take all steps reasonably necessary to satisfy itself that the appropriate authority is in place, and the Customer shall indemnify Cobra in respect of any claims made against Cobra by any third party as a result of the Customers breach of its obligations herein contained.

Such material shall be used by Cobra solely for the purposes of evaluation, validation, testing or manufacture whichever is applicable as agreed with the Customer and for no other purpose.

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13.	CUSTOMERS CONFIDENTIALITY OBLIGATIONS

In that the Customer (which shall include their employees and representatives) may come into possession of information relating to Cobra’s development and research activities or their manufacturing or commercial interests in general terms, or more particularly details of Cobra’s study Protocols or testing methods or related information either through discussions or correspondence with Cobra or during visits to Cobra’s premises the Customer hereby undertakes to regard such information as confidential and the property of Cobra, to take all practical steps to ensure that the said information is kept secure and not subject to unauthorised disclosure, and to disclose the said information only to those of its employees who need to know the same and who are bound by similar confidentiality obligations.

Section 1, subsection 2 shall apply mutatis mutandis.

14.	ARCHIVAL STORAGE

At the conclusion of the work and within thirty (30) days of the receipt by Cobra of a written request from the Customer to do so, Cobra shall arrange for the destruction or return to the Customer of any remaining material or any sub-units or derivatives thereof, together with any information and Results relating thereto, but subject always to Cobra being entitled to retain such material, or copies of information and Results, as will enable it to comply with GLP, GMP or any other relevant regulations. In the event of no such request from the Customer, Cobra shall retain in its archive for a period of ten years following the date of the Final Report all slides, blocks, original data and other materials arising out of the project, or for such shorter period as, in the opinion of Cobra, the quality of the material affords evaluation. Cobra reserves the right to make a charge for such storage or for the transport of materials. At the end of the ten years referred to above, Cobra shall contact the Customer for instructions on the transfer, retention or disposal of materials.

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15.	TERMINATION

15.1
Subject to clause 15.2 below, either the Customer or Cobra shall be entitled to terminate the contract by giving the other three months written notice. In the event of termination by the Customer, for any reason not the fault of Cobra, Cobra reserves the right to charge for all costs associated with the termination.

15.2	Either party may terminate these terms and conditions forthwith by written notice to the other party if:

15.2.1
the other party shall commit a material breach of any of its obligations under these terms and conditions and shall not have remedied such a breach within thirty days of receiving written notice of the breach; or

15.2.2
the other party shall become bankrupt or enter into liquidation (other than the reconstruction of amalgamation) or have a receiver appointed of its assets or any part thereof or any administrative order is served upon it.

15.2.3
In the event Advaxis determines that patient safety considerations or due to regulatory considerations that the supply/manufacture should cease, Advaxis shall promptly inform Cobra of such determination and the reasons therefore and the Supply/Manufacture shall terminate.

15.3	Termination shall not prejudice or affect any right of action or remedy which shall have accrued or shall thereafter accrue to either party.

15.4	For the avoidance of doubt, termination shall not affect any property or intellectual property rights vested in the Customer under these terms and conditions.

16.	FORCE MAJEURE

16.1
Cobra shall not be liable for any delay in meeting or for failure to meet any of its obligations under these terms and conditions due to any cause outside of its reasonable control, including without limitation, strikes and lock-outs (but excluding strikes and lock-outs of the affected party and its subcontractors), acts of God, war, riot, malicious acts of damage (but excluding malicious damage involving the employees of the affected party or its subcontractors), fire, acts of any government authority or failure of the public electricity supply. [The exception being a decision by the Medicines Control Agency, which indicates that the material provided, has been produced without appropriate GMP or GLP controls/documentation].

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16.2
If Cobra is prevented from meeting any of its obligations due to an event described in 16.1, it shall promptly notify the Customer in writing of the circumstances and if Cobra shall have been so prevented from meeting its obligations for more than thirty days following the date of giving such notice, then either party may terminate these terms and conditions forthwith upon written notice.

16.3
In the event of termination by either party by reason of Cobra suffering an event described in clause 16.1 which prevents Cobra from meeting its obligations for more than thirty days from the date which Cobra gave notice of the event to the Customer, then subject to clause 15.3, the Customer shall be under no obligation to pay Cobra any sum.

17.	LIMITATION OF LIABILITY AND INDEMNITY - same as Section 16 above

18.	CONTINUING OBLIGATIONS

Notwithstanding termination of the contract or completion of the work these Terms and Conditions shall remain in full force and effect and may be founded upon by either Cobra or the Customer and that for a period of ten years after such termination or completion.

19.	NOTICES

19.1
Any notice, which expression includes any other communication whatsoever which is made in accordance with these terms and conditions, should reference the Cobra contract shown at the head of these terms and conditions and shall, without prejudice to any other method of giving it, be sufficiently given if it is sent by registered or recorded delivery first class post to the other party to the address stated on the signature page of these terms and conditions or to such other address as the respective party may advise by notice in writing from time to time.

19.2
Notices shall be deemed to have been properly given after three working days in the case of notices posted in the United Kingdom to a destination therein and eight working days in the case of all other notices posted internationally.

19.3	Any written notices or instructions to make variations under clause 5 shall be sent to each party’s project manager.

20.	WAIVER

No delay or failure of either party in enforcing against the other party any term or condition hereunder and no partial exercise by either party any right hereunder, shall be deemed to be a waiver of any right of that party under these terms and conditions.

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21.	CONSTRUCTION OF THESE TERMS AND CONDITIONS

21.1
If the scope of any of the provisions of these terms and conditions is too broad in any respects to permit enforcement to its full extent, then the parties agree that such a provision shall be enforced to the maximum extent permitted by law and that such provision shall be deemed to be varied accordingly.

21.2	No purported variations of these terms and conditions shall take effect unless made in writing and signed by an authorised representative of each party.

22.	PROPER LAW OF CONTRACT

These terms and conditions shall be governed by and construed in accordance with English law.

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SCHEDULE 4

Facility Occupancy Charge

The Facility Occupancy Charge (“FCC”) will be calculated as follows:

FCC = Total Annual Facility Cost x Programme Area x number of weeks of occupancy
Total area of production facility x 46

Where:

Total Annual Facility Cost equals the total annual cost of operating and maintaining the relevant production facility (including depreciation and any interest payments paid on debts incurred after investment in Product specific facility and or equipment modifications required by any regulatory authority); and

Programme Area is the area of the relevant production facility used in the production of Product for the Programme.

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……………………………............
for and on behalf of
COBRA BIOLOGICS LTD

Name: …………………………….

Title: ………………..…………….

……………………………............
for and on behalf of
ADVAXIS INC

Name: …………………………….

Title: …………………………….

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